Exhibit 2.2

AMENDMENT NO. 1 TO
SHARE EXCHANGE AGREEMENT

AMENDMENT NO. 1 TO SHARE EXCHANGE AGREEMENT, dated as of February 16, 2007 (this “Amendment”), by and among CONCEPT VENTURES CORPORATION, a Nevada corporation (the “Parent”), RITAR INTERNATIONAL GROUP LIMITED, a British Virgin Islands company (the “Company”), and the Stockholders of the Company signatory hereto (the “Stockholders”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to the same in the Share Exchange Agreement (as hereinafter defined).

BACKGROUND

The Parent, the Company and the Stockholders entered into a certain Share Exchange Agreement, dated as of September 6, 2006 (the “Share Exchange Agreement”), whereby the Stockholders will exchange all of the issued and outstanding capital stock of the Company in exchange for a number of newly issued shares of the Common Stock, par value $0.001 per share, of the Parent that will, in the aggregate, constitute at least 50.1% of the issued and outstanding capital stock of the Parent on a fully-diluted basis as of and immediately after the closing. The Parent, the Company and the Stockholders desire to amend certain terms of the Share Exchange Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendment to Share Exchange Agreement.

A.	Section 3.09 of the Agreement is hereby deleted and the following language is hereby inserted in its place:

“SECTION 3.09. Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational, health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Share Exchange Agreement complies with all applicable laws, rules and regulations of the United States and the People’s Republic of China. Except as set forth in the Company Disclosure Letter, the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.”

B.	The first two sentences of Section 4.03 of the Agreement are hereby deleted and the following language is hereby inserted in their place:

“The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, (i) 1,535,312 shares of Parent Common Stock are issued and outstanding, (ii) no shares of preferred stock are issued and outstanding, and (iii) no shares of Parent Common Stock or preferred stock are held by Parent in its treasury.”

C.	Section 7.07 of the Agreement is hereby deleted and the following language is hereby inserted in its place:

“SECTION 7.07. Filing of 8-K and Press Release. Parent shall file, within four business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company. In addition, the Parent shall issue a press release prior to 9:30 a.m. (New York Time) on the fourth business day following the Closing Date, announcing the closing of the transaction.”

D.
References to the filing date of the current report on Form 8-K in Sections 3.23, 4.25 and 6.02(e) of the Agreement are hereby amended by deleting “within one business days after the Closing” or “within one (1) business days following the Closing”, as applicable, and inserting “within four business days following the Closing” in the place thereof.

E.
Exhibit A to the Agreement is hereby deleted in its entirety and is hereby replaced with Exhibit A attached hereto. All references to “Exhibit A” in the Agreement shall be deemed to refer to Exhibit A attached to this Amendment.

2.	Binding Obligation. This Amendment when duly executed and delivered by the parties will constitute the valid and binding obligations of each of them.

3.
Other Terms Unmodified. Except as expressly modified hereby, the Share Exchange remains unmodified, in full force and effect, and is hereby ratified and confirmed by each of the parties hereto and thereto.

4.
Heirs, Successors and Assigns. Except as herein otherwise specifically provided, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

5.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same document.

[Signature Page Follows]

2

IN WITNESS WHEREOF this Amendment has been executed by the parties hereto as of the date first above written.

CONCEPT VENTURES CORPORATION

By:	/s/ Timothy P. Halter
Name: Timothy P. Halter Title: President

RITAR INTERNATIONAL GROUP LIMITED

By:	/s/ Jiada Hu
Name: Jiada Hu Title: Chief Executive Officer

STOCKHOLDERS:

/s/ Jiada Hu
Jiada Hu

/s/ Jianjun Zeng
Jianjun Zeng

/s/ Henying Peng
Henying Peng

/s/ Bin Liu
Bin Liu

/s/ Hongwei Zhu
Hongwei Zhu

/s/ Jianhan Xu
Jianhan Xu

[Signature Page to Amendment No. 1 to Share Exchange Agreement]

EXHIBIT A

Shareholders of Ritar International Group Limited

Name and Address of Stockholder	Tax ID Number of Stockholder (if Applicable)	Number of Shares of Company Stock Being Exchanged	Percentage of Total Company Shares Represented By Shares Being Exchanged	Number of Shares of Parent Common Stock to be Received by Stockholder
Jiada Hu Room D3-706, Fu Yuan Garden Fu Tian District Shenzhen City, Guandong Province China	N/A	770	77.0%	9,004,891

Jianjun Zeng Room 503, Block 14 Jian She Xin Cun Cheng Bei District Heng Yang City, Hu Nan Province China	N/A	60	6.0%	701,680

Henying Peng Room D3-706, Fu Yuan Garden Fu Tian District Shenzhen City, Guandong Province China	N/A	60	6.0%	701,680

Bin Liu No. 2 Kun Ming Road, Wu Lu Mu Qi City China	N/A	40	4.0%	467,786

Hongwei Zhu Flat 7H, West Block No. 2 Building, Tai Ran Bi Hai Hong Shu Yuan Fu Tian District Shenzhen City China	N/A	30	3.0%	350,840

Jianhan Xu No. 6 Group Mao Shan Village Shan Feng Si Town Hua Rong Hu Nan Province China	N/A	40	4.0%	467,786

TOTAL:		1,000	100%	11,694,663